Montpelier Re to present observations on January 1, 2003 renewal period at AIFA Conference


HAMILTON, Bermuda, January 15, 2003 - Montpelier Re Holdings Ltd. (NYSE: MRH) today published the observations of its underwriters on the January 2003 reinsurance renewal period. C. Russell Fletcher III, Chief Reinsurance Officer of Montpelier Re, will present the Company's general market observations to a meeting of The Association of Insurance and Financial Analysts on January 16th, 2003 at 12:00pm Eastern Standard Time.

The full text of the presentation is currently available on Montpelier Re's website under 'News Releases' at:
http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=MRH&script=400.  Mr.
Fletcher's general market observations do not necessarily reflect the Company's financial condition or results of operations, the composition of its reinsurance portfolio or its current or future strategies.

In his remarks, Mr. Fletcher provides observations surrounding the January 1st
renewal period - a key date for world-wide reinsurance renewals.   He also
comments on property reinsurance and other "short tail" specialty lines, including workers compensation, catastrophe and terrorism.

C. Russell Fletcher III is Executive Vice President and Chief Reinsurance Officer of Montpelier Re, and manages the Company's treaty reinsurance operations. Mr. Fletcher has 25 years of experience in the reinsurance industry, and has previously worked for corporations such as The Homesite Group, Tempest Reinsurance and Vesta Insurance Group.

Montpelier Re Holdings, Ltd. (the "Company"), through its operating subsidiaries, is a premier provider of global specialty property reinsurance products. Its subsidiary, Montpelier Reinsurance Ltd., is rated "A-" (Excellent) by A.M. Best Company and both were founded in December 2001. Additional information can be found on the Company's website:
www.montpelierre.bm.


Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
This press release and the prepared remarks to which it refers contain, and the Company may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control that could cause actual results to differ materially from such statements. Important events that could cause the actual results to differ include, but are not necessarily limited to, our short operating history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the impact of terrorist activities on the economy; our reliance on reinsurance brokers; the impact of currency exchange rates and interest rates on our investment results; competition in the reinsurance industry and rating agency policies and practices. The Company's forward-looking statements concerning market observations could be affected by changes in demand, pricing and policy terms and competition. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in the Company's Form S-1 (Registration No. 333-89408) filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.